Exhibit 99.1


                     NEWS RELEASE NEWS RELEASE NEWS RELEASE

     For information, contact: Jack Lascar, Vice President, (203) 222-5943


                 TEREX CORPORATION ANNOUNCES INTENTION TO ISSUE
                    $100 MILLION OF SENIOR SUBORDINATED NOTES


         WESTPORT, CT, March 1, 1999 - Terex Corporation (NYSE: TEX) today announced that it intends to issue approximately $100,000,000 principal amount of 8-7/8% Senior Subordinated Notes Due 2008. The new notes will have substantially the same terms as Terex's currently outstanding $150 million 8-7/8% Senior Subordinated Notes Due 2008. It is contemplated that the new notes will be combined with the currently outstanding notes into a single series after completion of the offering. The proceeds from the issuance of the new notes will be used to repay a portion of the outstanding indebtedness under Terex's credit facilities incurred primarily in connection with Terex's 1998 acquisitions, thereby providing additional liquidity for future acquisitions and other corporate purposes.

         It is intended that Terex Corporation will offer the additional Senior Subordinated Notes pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the "Act"), and that they will not initially be registered under the Act. Accordingly, these Senior Subordinated Notes will not be able to be offered or sold in the United States absent registration under the Act or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Terex Corporation.

         Terex Corporation is a diversified global manufacturer based in Westport, Connecticut. Terex is involved in a broad range of construction and mining-related capital equipment operating in two segments -- Terex Earthmoving and Terex Lifting. Terex Earthmoving manufactures and sells heavy-duty off-road trucks and high-capacity surface mining trucks under the brand names of Terex, Unit Rig and Payhauler, as well as large hydraulic mining shovels under the brand name O&K. Terex Lifting manufactures and sells telescopic mobile cranes, aerial work platforms, utility aerial devices, telescopic material handlers, truck mounted cranes, tower cranes, and related products, under the brand names Terex, Lorain, PPM, P&H, Marklift, Koehring, Bendini, Simon, RO, Telelect, Square Shooter, Holland Lift, American, Italmacchine, Peiner and Comedil.



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